AMENDMENT NO. 1 TO

SALE AND PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SALE AND PURCHASE AGREEMENT is entered into as of March 16, 2018 by and among Long Blockchain Corp., a Delaware corporation (“Parent”), and each of the persons signing this Agreement on the “Shareholder Signature Page” attached hereto, such persons being the holders of all of the Company’s outstanding ordinary shares (the “Shareholders”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Sale and Purchase dated as of March 15, 2018 (the “Sale and Purchase Agreement”), which provides for Parent to acquire the entire issued share capital (the “Shares”) of Hashcove Limited, a company registered in England and Wales under company number 10760166 whose registered office is at 71 - 75 Shelton Street, London, WC2H 9JQ (the “Company”), from the Shareholders in exchange for the Shareholders receiving shares of common stock of Parent as provided therein; and

WHEREAS, in accordance with Section 10.11 of the Sale and Purchase Agreement, the parties wish to amend certain terms and provisions of the Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The reference to “1,593,750” in Section 1.13 of the Sale and Purchase Agreement is hereby replaced with “1,533,750”.

2. The reference to “1,195,312” in Section 1.13(a) of the Sale and Purchase Agreement is hereby replaced with “1,135,312”.

3. Except as specifically provided in this Amendment No. 2, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 2, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 2 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the parties as of the date first written above.

LONG BLOCKCHAIN CORP.

By:	/s/ Shamyl Malik
Name:	Shamyl Malik
Title:	CEO

SHAREHOLDERS:

/s/ Kunal Nandwani
Kunal Nandwani

[Signature Page to Amendment No. 1 to Sale and Purchase Agreement]